EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact:	Bruce A. Walsh
Senior Vice President and Chief Financial Officer
Telephone: (401) 847-5500

NEWPORT BANCORP, INC. COMPLETES
STOCK REPURCHASE PROGRAM

Newport, Rhode Island, August 19, 2010.  Newport Bancorp, Inc. (the “Company”) (Nasdaq: NFSB), the holding company for Newport Federal Savings Bank, announced today that it has completed its fifth stock repurchase program. The Company acquired 181,933 shares, or 5%, of the Company’s outstanding common stock at an average purchase price of approximately $12.30 per share.

Newport Bancorp, Inc. is the parent company of Newport Federal Savings Bank, a community-oriented financial institution operating six full-service branch locations in Rhode Island.  Newport Federal Savings Bank offers a broad array of retail and commercial lending and deposit services.

This press release may contain certain forward-looking statements which are based on management’s current expectations regarding economic, legislative and regulatory issues that may impact Newport Federal Savings Bank’s earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition, changes in accounting principles, policies or guidelines, changes in legislation or regulation and other economic, competitive governmental, regulatory and technological factors affecting Newport Federal Savings Bank’s operations, pricing, products and services.